Exhibit 99.3

TPT Global Tech’s Subsidiary TPT MedTech Signs Management Agreement with Miami Based Meredith & Boo LLC to Manage,
Operate and Deploy Its “QuikLab” Mobile Turnkey Covid-19 Labs

Our QuikLab Use Case utilizes and showcases all of TPT Global Tech's technology platforms strengths (Telecom, Media, SaaS, Medical and Smartphone) in a single business model pushing TPT Global Tech, we believe, to the forefront in the fight against COVID-19 testing and beyond.

SAN DIEGO, CA / ACCESSWIRE / July 16, 2020 / TPT Global Tech, Inc. ("TPTW, the Company or TPT Global Tech") (OTCQB:TPTW) announced today the company has entered into a agreement with Meredith and Boo LLC (MB), a Miami-based professional services company that provides profit-driven business solutions to the medical and healthcare industries. MB's full-service suite of services range from marketing to logistics to staffing to operations and focuses on maximizing the efficiency and effectiveness of top-tiered healthcare companies nationwide. MB will oversee the sales and operation for TPT MedTech "QuikLab" deployment in the Miami-Dade county area.

The rapid turnaround times, improved decision times, and time-critical decision-making of TPT MedTech "QuikLab" can result in total savings between 8-20% of laboratory costs for facilities that implement POC testing. The savings realized due to the decreased cost of waiting for results can be as much as $260 USD per patient. For those that use and implement POC testing, waiting can improve by as much as 46 minutes per patient real-time scenarios - and days in standard laboratory settings. TPT MedTech QuikLab is uniquely positioned to serve this growing market demand.

"Our "QuikLab" Business Use Case utilizes and showcases all of TPT Global Tech's technology platforms strengths (Telecom, Media, SaaS, Medical and Smartphone) in a single business model pushing TPT Global Tech to the forefront in the fight against COVID-19 and beyond. At the same time we have positioned the company to deliver such an innovative testing and monitoring Healthcare and Telemedicine solutions to Companies, Government Agency and the general public domestically and internationally. We believe this unique product sets us apart from all the rest as we move deeper into this Global Pandemic while at the same time offering a day to day rapid testing and monitoring solution for everyday folks with or without COVID-19." said Stephen Thomas, CEO.

About TPT Global Tech
TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT:

Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.